EXHIBIT 23.1

EAST WEST ACCOUNTING SERVICES, LLC

10030 SW 147 CT.

MIAMI, FL 33196

 December 7, 2015

To the Board of Directors

Escue Energy, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated December 7, 2015, relating to the financial statements of Escue Energy, Inc. (formerly known as eDoorways International Corporation), which are contained in that Prospectus, which is contained in Part II of the Registration Statement.

We also consent to the reference to us the caption "Experts" in the Prospectus.

/s/ East West Accounting Services, LLC